Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES A 37% INCREASE TO ITS ESTIMATED PROVED OIL AND GAS RESERVES AND UPDATES ITS 2011 PRODUCTION

LAFAYETTE, LA – January 31, 2012—PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2011 with approximately 265 Bcfe of estimated proved oil and gas reserves having a pre-tax discounted value (“PV-10”) of approximately $341.3 million. This represents a 37% increase in estimated proved reserves from December 31, 2010 and is a new Company record. The Company’s estimated proved reserves at December 31, 2011 were comprised of 91% natural gas, 3% oil and 6% natural gas liquids. In addition, approximately 91% of the reserves were located in long-lived basins and approximately 61% were proved developed.

The Company estimates that its 2011 production was approximately 30.2 Bcfe, or 82.7 MMcfe per day, including fourth quarter 2011 production of 8.0 Bcfe, or 87 MMcfe per day. The Company’s fourth quarter 2011 production was 8% higher than the third quarter of 2011 and was comprised of 83% natural gas, 9% oil, and 8% natural gas liquids.

The Company estimates that it replaced 340% of the reserves produced during 2011 at an average cost of $1.64 per Mcfe. Excluding the cost of acquiring undeveloped acreage in the Mississippian Lime, the Company estimates its 2011 finding and development costs averaged $1.47 per Mcfe. Based upon the results achieved during 2011, the Company’s reserves to production ratio (“R/P”) at December 31, 2011 increased to 8.8, a 42% increase from the Company’s R/P at December 31, 2010.

Management’s Comment

“During 2011, we posted several significant accomplishments. Proved reserves grew by 37% (exceeding our forecasted growth rate of 25%), our R/P ratio expanded from 6.2 to 8.8, and we acquired a sizeable position in the Mississippian Lime at a very attractive cost,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our reserve growth this year was achieved almost entirely through the drill bit and more importantly, without materially altering the undeveloped percentage of our reserves.”

Non-GAAP Financial Measure

PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10% before giving effect to income taxes. Standardized measure is the after-tax estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10%, determined in accordance with GAAP. Management believes PV-10 is useful to investors as it is based on prices, costs and discount factors which are consistent from company to company, while the standardized measure is dependent on the unique tax situation of each individual company. As a result, the Company believes that investors can use PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to other companies. The Company also understands that securities analysts and rating agencies use PV-10 in similar ways. PV-10 cannot be currently reconciled to the standardized measure of discounted future net cash flows because final income tax information for 2011 is not yet available. The Company will provide the reconciliation of PV-10 to standardized measure in its Form 10-K for the year ended December 31, 2011.

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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